EXHIBIT 10.1

AMENDMENT C

THIS AMENDMENT C (this “Amendment”) is made as of this 11th day of October, 2017, by and between NORTH RIVER EVERETT AVE, LLC, a Delaware limited liability company with a mailing address of and a place of business at 224 12th Avenue, New York, New York 10001 (“Landlord”), and CIVITAS THERAPEUTICS, INC., a Delaware corporation with a mailing address of and a place of business at 384 Powder Mill Road, Concord, Massachusetts 01742 (“Tenant”).  Landlord and Tenant are sometimes hereinafter referred to each as a “Party” and collectively, as the “Parties.”

RECITALS:

WHEREAS, Landlord, as successor in interest to H&N Associates, LLC (“H&N”), and Tenant, as successor in interest to Advanced Inhalation Research, Inc. (“AIR”) and Alkermes, Inc. (“Alkermes”), are parties to that certain Lease between H&N and AIR dated December 6, 2000, as amended by (i) Side Letter between H&N and AIR dated December 6, 2000; (ii) Amendment A between H&N and AIR dated August 22, 2002; (iii) Side Letter from H&N to AIR dated January 13, 2004; (iv) Amendment B between H&N and AIR dated December 4, 2006; (v) Side Letter from H&N to Alkermes dated August 1, 2007; (vi) Side Letter from H&N to Alkermes dated December 19, 2007; (vii) Side Letter from H&N to Alkermes dated January 26, 2011; (viii) Side Letter from H&N to Alkermes dated April 13, 2011, (ix) letter of extension from Alkermes to H&N dated March 27, 2015; (x) Assignment and Amendment of Lease among H&N, Alkermes, and Tenant dated November 30, 2015; and (xi) Assignment and Assumption of Lease between 190 Everett Ave Nominee Trust and Landlord made as of February 28, 2017 (as amended, the “Lease”); and

WHEREAS, the Parties wish to further amend the Lease on the terms and conditions set forth herein.

AGREEMENT:

NOW THEREFORE, in consideration of the mutual promises and consideration set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree and acknowledge as follows:

1.Recitals.  The above set forth recitals are incorporated by reference and made a part hereof.

2.Definitions.  Capitalized terms not defined herein shall have the same meaning given them in the Lease.

3.Amendment.  The Parties wish to further amend the Lease by adding the premises located at 115 Carter Street, Chelsea, Massachusetts (the “Expansion Space”) on the terms and conditions set forth in Schedule I attached hereto and made a part hereof.  Except as set forth in Article 1.1(k) of Schedule I, the Expansion Space shall not be subject to any terms or conditions of the Lease other than those expressly set forth in said Schedule I.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment C to be executed as of the date first above-written.

WITNESS:LANDLORD:

NORTH RIVER EVERETT AVE, LLC

[WITNESS]By:/s/ Christopher H. Pachios

Print Name:Christopher H. Pachios

Its:Vice President

Duly authorized

WITNESS:TENANT:

CIVITAS THERAPEUTICS, INC.

[WITNESS]By:/s/ Ron Cohen

Print Name:Ron Cohen, M.D.

Its:Authorized Representative

Duly authorized

WITNESS:SEEN AND AGREED TO BY GUARANTOR:

ACORDA THERAPEUTICS, INC.

[WITNESS]By:/s/ Ron Cohen

Print Name:Ron Cohen, M.D.

Its:President and C.E.O.

Duly authorized

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Schedule I to Amendment C

ARTICLE I

Reference Data and Exhibits

1.1DATA

(a)	Landlord: North River Everett Ave, LLC, a Delaware limited liability company

(b)Tenant:  Civitas Therapeutics, Inc., a Delaware corporation

(c)Expansion Space:  The Land (defined below) together with the free-standing building thereon commonly known as 115 Carter Street, Chelsea, Massachusetts 02150.

(d)Term:  Beginning on the Commencement Date (defined below) and coterminous with Tenant’s existing Lease at 190 Everett Avenue, Chelsea, Massachusetts, expiring on December 31, 2025, subject to any extension rights in the Lease (the “Term”).

(e)Commencement Date:  October 15, 2017

(f)Rent:  $375,000.00 NNN annually for each year of the Lease with respect to the Expansion Space, payable in monthly installments in advance on the 15th day of each month (i.e., $31,250.00 plus NNN Charges [defined below]), as shown on the “Rent Table” below.  Beginning on October 15, 2018, and on every October 15th thereafter during the initial Term, Rent shall increase by three percent (3%), as shown on the Rent Table below.  Rent for any fraction of a month at the commencement or termination of the Term shall be prorated accordingly.

Rent Table:

10/15/17-10/14/18:  $375,000.00 (payable in 12 installments)

10/15/18-10/14/19:  $386,250.00 (payable in 12 installments)

10/15/19-10/14/20:  $397,837.50 (payable in 12 installments)

10/15/20-10/14/21:  $409,772.63 (payable in 12 installments)

10/15/21-10/14/22:  $422,065.81 (payable in 12 installments)

10/15/22-10/14/23:  $434,727.78 (payable in 12 installments)

10/15/23-10/14/24:  $447,769.61 (payable in 12 installments)

10/15/24-10/14/25:  $461,202.70 (payable in 12 installments)

10/15/25-12/31/25:  $98,966.41 (payable in 2.5 installments)

(g)Use of Expansion Space:  Parking and storage relating to the premises at 190 Everett Avenue, as allowed under the Chelsea zoning ordinance.

(h)Tenant's Insurance:  Public liability insurance:  Two Million Dollars ($2,000,000).  Casualty Insurance:  One Million Dollars ($1,000,000).  Landlord and Landlord’s lender(s) shall be named additional insureds on all policies and certificates shall be provided on or before

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October 15 of each year during the Term, and as may be requested by Landlord and Landlord’s lender(s).  All policies shall only be cancellable with ten (10) days’ notice to Landlord.

(i)	Address for Notices, Landlord:North River Everett Ave, LLC

224 12th Avenue

New York, New York 10001-1005

(j)Address for Notices, Tenant:Civitas Therapeutics, Inc.

c/o Acorda Therapeutics, Inc.

420 Saw Mill River Road

Ardsley, New York 10502

Attn: General Counsel

(k) Sections of Lease Applicable to Expansion Space:  Section 3(D), Section 4(B), Section 6(6), Section 6(15), Article VII, Article IX, and Sections 10(D)(E)(G)(H)(I)(J) and (O) of the Lease shall be applicable to the Expansion Space during the Term.  Any section of the Lease not expressly set forth in this clause (k) shall have no force and effect with respect to the Expansion Space.

1.2EFFECT OF REFERENCE TO DATA

Each reference in this Schedule to any of the terms contained in Section 1.1 shall be construed to incorporate the data stated thereunder.

1.3EXHIBITS

The exhibits listed in this Section and attached to this Schedule are incorporated by reference and are a part of this Schedule.  Each Party agrees to perform all obligations stated therein to be performed by such Party.

EXHIBIT A.Site Plan.

ARTICLE II

Expansion Space

2.1EXPANSION SPACE

Landlord hereby leases to the Tenant, "as is" and subject to and with the benefit of the terms, covenants, conditions and provisions of this Schedule, the premises described in Section 1.1 as the "Expansion Space" and shown on Exhibit A, situated within the Land delineated on Exhibit A, together with the appurtenances specifically granted in this Schedule.

2.2LAND

The term "Land", wherever used in this Schedule shall be deemed to mean the lot commonly known as 115 Carter Street, Chelsea, Massachusetts 02150, including any and all

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structures, common facilities, and the like, built thereon, as shown on Exhibit A, as the same may from time to time be reduced by eminent domain takings or dedications to public authorities.

ARTICLE III

Term

3.1TERM OF SCHEDULE; EXTENSION RIGHTS

(a)The Term of the Lease with respect to the Expansion Space shall be coterminous with the Lease of 190 Everett Avenue, Chelsea, which shall expire on December 31, 2025 (subject to any extension rights in the Lease).

(b)The Term may be extended or renewed as provided for in the Lease; provided, however, that the monthly Rent applicable to the Expansion Space at the commencement of the first Lease extension or renewal term shall be the same as the monthly Rent applicable to the Expansion Space as of December 31, 2025 (as set forth in the Rent Table in Section 1.1(f) herein).  The Rent applicable to the Expansion Space for any extension or renewal term shall increase 3% above the then-immediately prior twelve-month period on every October 15th, with the first such rent escalation to occur on October 15, 2026.

ARTICLE IV

[intentionally omitted]

ARTICLE V

Rent

5.1	RENT

(a)Tenant shall pay Landlord, without setoff or deduction, the Rent set forth in Section 1.1(f) of this Schedule.

(b)“Rent” shall also include all of Landlord’s costs, fees, charges and expenses, if any, reasonably incurred in connection with the operation, external cleaning, external maintenance, repair and upkeep of the Expansion Space.  Such expenses (collectively, the “NNN Charges”), shall be paid by Tenant to Landlord within thirty (30) days after receipt of invoice therefor (together with reasonably detailed backup documentation evidencing the charge).

ARTICLE VI

Real Estate Taxes

6.1PAYMENT OF REAL ESTATE TAXES

The Tenant shall pay to the Landlord as additional rent, an amount equal to the ad valorem real estate taxes (the “Real Estate Taxes”) from time to time payable during or with

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respect to, any tax period which includes any part of the Term.  The Landlord shall estimate the Tenant's annual share of Real Estate Taxes and one-twelfth (1/12th) of the amount estimated shall be paid together with each rent payment.  Within fifteen (15) days after the Landlord furnishes the Tenant a copy of a bill for Real Estate Taxes for a tax period the Landlord and the Tenant shall make an adjustment, with payment to or repayment by Landlord so that the Landlord receives the entire amount of the Real Estate Taxes and no more.  If, at the beginning or end of the Term, the Lease with respect to the Expansion Space is in effect for less than a full tax period, the Real Estate Taxes for that tax period shall be prorated based on the number of days the Lease shall be in effect with respect to the Expansion Space during such tax period.  If a partial tax period occurs at the end of the Term the adjustment referred to above shall occur at the end of the Term or, if necessary, as soon thereafter as accurate information as to the Real Estate Taxes for the tax period is known.  Notwithstanding anything herein to the contrary, Tenant may elect to pay the Real Estate Taxes directly to the appropriate taxing authority.

ARTICLE VII

Common Areas

7.1USE

Landlord agrees that Tenant may during the Term hereof have the exclusive right to use the common areas and facilities contained within the Land for the accommodation of Tenant, its officers, directors, agents, employees, contractors, vendors, customers, and other invitees.  Landlord has no right to access the Expansion Space other than as expressly set forth in the Schedule and as may be reasonably necessary to inspect the Expansion Space from time to time and, after April 15, 2025, show the Expansion Space in connection with the leasing or sale of the Expansion Space.

7.2MAINTENANCE

Tenant shall operate, manage, equip, police, light, repair and maintain (collectively, “Maintenance” or “Maintain”) the Expansion Space and the common areas for their intended purposes in such manner as the Tenant shall in its sole discretion determine up to an annual cost of Twenty Thousand Dollars ($20,000.00) per year (the “Cap”).  For the purposes of this Section 7.2, the term “annual” shall mean one (1) year commencing on October 15 and ending on the following October 14.  In the event that Tenant’s engineer reasonably determines that such amounts are insufficient to Maintain the Expansion Space, then either Landlord may, but need not, elect to perform or reimburse Tenant for costs exceeding the Cap, or in the event Landlord elects not to so Maintain, Tenant may either (i) perform such Maintenance without reimbursement from Landlord for costs exceeding the Cap, or (ii) demolish the building located on the Expansion Space and replace it with a paved parking surface all at Tenant’s sole cost.  In connection with any work on the Expansion Space, Tenant shall be permitted to select contractors of its choosing that are reasonably acceptable to Landlord.

7.3PAYMENT OF OPERATING EXPENSES

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Tenant shall pay all expenses associated with operating, repairing and maintaining the Expansion Space, subject to Section 7.2 hereof.

ARTICLE VIII

Utilities

8.1PAYMENT OF UTILITIES

From and after the Commencement Date, Tenant shall pay all utility charges, fees, costs and expenses of any kind whatsoever serving the Expansion Space, including, but not limited to, gas, water, electricity and the like, and shall pay for all heating and air-conditioning serving the Expansion Space.

ARTICLE IX

Tenant's Additional Covenants

9.1AFFIRMATIVE COVENANTS

The Tenant covenants at all times during the Term and such further time as the Tenant occupies the Expansion Space or any part thereof:

(a)To perform promptly all of the obligations of the Tenant set forth in this Schedule; and to pay when due items of rent and all charges, rates and other sums which by the terms of this Schedule are to be paid by the Tenant.

(b)To store all trash and refuse if any within the Expansion Space and to attend to the daily disposal thereof; to keep all drains inside the Expansion Space clean.

(c)To keep and maintain the sidewalks and ramps adjacent to the Expansion Space and any receiving doors and platforms used by the Tenant free and clear of snow, ice and refuse if required by law or by the terms of any sublease of a portion of the Expansion Space.

(d)To pay promptly when due the entire cost of any work to the Expansion Space undertaken by the Tenant so that the Expansion Space shall at all times be free of liens for labor and materials; promptly to clear the record of any notice of any such lien; to procure all necessary permits before undertaking such work; and to save the Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

(e)At the termination of the Lease with respect to the Expansion Space, to remove such of the Tenant's goods and effects as are not permanently affixed to the Expansion Space (although Tenant need not remove any of the alterations and additions made by the Tenant); and peaceably to yield up the Expansion Space in the condition the same were in on the Commencement Date, reasonable wear and tear and casualty excepted, and subject to Tenant’s rights as set forth in Section 10.1 herein.

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(f)To remain fully obligated under this Schedule notwithstanding any assignment or sublease or any indulgence granted by the Landlord to the Tenant or to any assignee or sublessee.

(g)To comply with all laws, statutes and ordinances, and the rules and regulations thereunder, applicable to the Expansion Space; provided, however, that Tenant’s obligations under this clause (g) shall be governed in accordance with Section 7.2 hereof.  For the avoidance of ambiguity, with respect to Hazardous Substances, Section 14.11 shall govern and this clause (g) shall be of no force and effect.

9.2NEGATIVE COVENANTS

The Tenant covenants at all times during the term of the Lease with respect to the Expansion Space and such further time as the Tenant occupies the Expansion Space or any part thereof:

(a)Not to make any use of the Expansion Space other than the permitted use set forth in Section 1.1.

(b)Not to injure, overload, deface or otherwise harm the Expansion Space; nor commit any nuisance; nor permit the emission of any objectionable noise or odor; nor burn any trash or refuse within the Land; nor make any use of the Expansion Space which is improper or contrary to any law or ordinance.

ARTICLE X

[intentionally omitted]

ARTICLE XI

Damage and Eminent Domain

11.1OTHER CASUALTY

In case the Expansion Space or any part thereof are damaged or destroyed by fire, or other casualty, this Schedule shall remain in full force and effect, and the Tenant may, in its sole discretion, choose to (1) leave the building in its then-“as is” condition (unless ordered to be demolished by the action of any public authority in consequence of a fire or other casualty), (2) restore the building, (3) restore the building only as needed for safety, or (4) demolish the building and replace it with a paved parking surface pursuant to Article 7.2.

11.2EMINENT DOMAIN

The Landlord reserves and excepts all rights to damages to the Expansion Space and the leasehold hereby created now accrued or hereafter accruing (not including damages to the Tenant's stock in trade, or for interference with the Tenant's business and damages to fixtures which the Tenant is entitled to remove upon termination of this Schedule) by reason of any

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exercise of the right of eminent domain, or by reason of anything lawfully done in pursuance of any public or other authority; and by way of confirmation the Tenant grants to the Landlord all the Tenant's rights to such damages so reserved and excepted.  The Tenant covenants to execute and deliver such further instruments of assignment thereof as the Landlord may from time to time request.  If the entire Expansion Space are taken by eminent domain, this Schedule shall terminate when the Tenant is required to vacate the Expansion Space.  If a material taking impairs Tenant’s use of the Expansion Space, the rent shall be equitably adjusted.

ARTICLE XII

[intentionally omitted]

ARTICLE XIII

[intentionally omitted]

ARTICLE XIV

Miscellaneous Provisions

14.1PAYMENT ON ACCOUNT

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than a payment on account.  The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

14.2COVENANT OF QUIET ENJOYMENT

Tenant, subject to the terms and provisions of this Schedule, on payment of the rent and observing, keeping and performing all of the terms and provisions of this Schedule on its part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Expansion Space during the term hereof without hindrance or ejection by any persons lawfully claiming under Landlord; but it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Schedule shall be binding upon the Landlord and Landlord's successors only with respect to breaches occurring during Landlord's and Landlord's successors' respective ownership of Landlord's interest hereunder.

14.3[intentionally omitted]

14.4 WAIVERS

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Failure of either party to complain of any act or omission on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by said party of any of its rights hereunder.  No waiver by either party at any time, express or implied, of any breach of any provisions of this Schedule shall be deemed a waiver of a breach of any other provision of this Schedule or a consent to any subsequent breach of the same or any other provision.  If any action by either party shall require the consent or approval of the other party, the other party's consent to or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion or a consent to or approval of any other action on the same or any subsequent occasion.  Any and all rights and remedies which either party may have under this Schedule or by operation of law, either at law or in equity, upon any breach, shall be distinct, separate and, cumulative and shall not be deemed inconsistent with each other; and no one of them, whether exercised by said party or not, shall be deemed to be in exclusion of any other; and any two or more or all of such rights and remedies may be exercised at the same time.  Without limiting the generality of the foregoing, if any restrictions contained in this Schedule for the benefit of either party shall be violated, said party, without waiving any claim for breach of agreement against the other party, may bring such proceedings as it may deem necessary, either at law or in equity, in its own name or in the name of the other party, against the person violating said restriction.

14.5[intentionally omitted]

14.6COSTS

Whenever in this Schedule provision is made for the doing of any act by any person, such act shall be done by such person at its own cost and expense unless a contrary intent is expressed.

14.7SCHEDULE NOT TO BE RECORDED

Each of Landlord and Tenant agrees that it will not record this Schedule with any Registry of Deeds or at any Registry District of the Land Court, but Landlord agrees to execute and deliver to Tenant at Tenant’s request a notice of Schedule in statutory form, which Tenant may record in its discretion.

14.8INTENDED USE

Tenant intends to use the Expansion Space primarily but not exclusively for overflow parking for its employees in a building adjacent to the Expansion Space.  Landlord agrees that Tenant may, at Tenant’s discretion, elect to terminate the Lease with respect to the Expansion Space upon notice to Landlord if Tenant’s intended use is not permitted, or becomes prohibited, by statute, regulation, or ordinance of any governmental authority.

14.9APPLICABLE LAW AND CONSTRUCTION

This Schedule shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and, if any provisions of this Schedule is to any extent invalid,

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the remainder of this Schedule, and the application of such provisions in other circumstances, shall not be affected thereby.  There are no other oral or written agreements between the Landlord and the Tenant affecting this Schedule.  This Schedule may be amended only by instruments in writing executed by the Landlord and the Tenant.  The Landlord shall not be deemed, in any way or for any purpose, to have become, by the execution of this Schedule or any action taken hereunder, a partner of the Tenant in its business or otherwise or a joint venturer or a member of any joint enterprise with the Tenant.  The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Schedule.  Unless repugnant to the context, the words "Landlord" and "Tenant" appearing in this Schedule shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively.  Whenever the singular is used and when required by the context it shall include the plural, and the neuter gender shall include the masculine and feminine.

14.10WAIVER OF SUBROGATION

Insofar as and to the extent that the following provision may be effective without invalidating or making it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the Commonwealth of Massachusetts (even though extra premium may result therefrom), the Landlord and the Tenant mutually agree that with respect to any loss which is covered by insurance then being carried by them respectively, the one carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss to the extent that payment has been received from the insurer; and each further mutually agrees that their respective insurance companies shall have no right of subrogation against the other on account thereof.  If an extra premium is required to be paid by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium.  If, at the written request of one party, this release and nonsubrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver is effective, and nothing contained in this Section shall be deemed to modify or otherwise affect releases elsewhere herein contained of either party from liability for claims.

14.11RESPONSIBILITY REGARDING HAZARDOUS SUBSTANCES

(a)Hazardous Substance.

  The term "Hazardous Substance," as used in this Schedule, shall include, without limitation, flammables, explosives, radioactive materials, asbestos, polychlorinated biphenyls (PCBs), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products, and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority.

(b)Tenant’s Restriction.

  Tenant shall not, during the term of the Lease with respect to the Expansion Space, cause or permit to occur the use, generation, release, manufacture, refining, production, processing, storage, or disposal of any Hazardous Substance on, under, or about the Expansion Space, or the transportation to or from the Expansion Space of any

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Hazardous Substance, except as allowed by law and in the normal course of Tenant’s use and enjoyment of the Expansion Space.

(c)Indemnification.

(i)Tenant shall indemnify, defend, and hold harmless Landlord, the manager of the property, and their respective officers, directors, beneficiaries, shareholders, partners, agents, and employees from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith (including attorneys’ fees and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of any Hazardous Substance that arises at any time from Tenant’s use or occupancy of the Expansion Space.

(ii)Landlord shall indemnify, defend, and hold harmless Tenant, its affiliates, the manager of the property, and their respective officers, directors, beneficiaries, shareholders, partners, agents, and employees from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith (including attorneys’ fees and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of any Hazardous Substance at or from the Expansion Space that (a) occurred prior to the Commencement Date or (b) is caused by Landlord after the Commencement Date.

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Exhibit A to Schedule I

Site Plan

(See attached)

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Exhibit A
Site Plan

180 Everett Avenue
190 Everett Avenue
115 Carter Street

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